Exhibit 99.1

QKL Stores Inc. Announces Fourth Quarter and Full Year 2010 Financial Results

-- 4Q10 Revenue Increased 17.3% to $85.8 million from $73.2 million in 4Q09--
-- 4Q10 Gross Profit Increased 18.6% to $15.4 million from $13.0 million in 4Q09 –

Daqing, China, March 31, 2011 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China, today announced its financial results for the quarter ended December 31, 2010.

Mr. Zhuangyi Wang, Chairman and CEO, said, “We were pleased with our fourth quarter results which showed solid sequential improvement over our 2010 third quarter. Our gross profit performance exceeded 18% as we benefitted from healthy same store sales, the larger store format of many of our stores and our new distribution center.  We finished the year operating a total of 43 market locations, comprised of 29 supermarkets, 11 hypermarkets and 3 department stores.”

“As we enter 2011, we believe the northeast China region will continue to benefit from solid economic growth, increased urbanization and growing levels of disposable income which bodes well for our existing retail stores and new stores we plan on opening. We have already opened 6 new stores in the first quarter and the plan to add 12 total new store locations for an aggregate total of approximately 70,000 square meters of space in 2011.  We believe our full year gross margin trends can gradually increase as we benefit from greater sales of non-food items, a larger size store format, bulk buying power, greater private label sales and the opening of our second distribution center.  We also will continue to focus on minimizing our expenses to generate additional profit growth opportunities.”

Fourth Quarter 2010 Financial Results

Revenue in the fourth quarter of 2010 increased 17.3% to $85.8 million from $73.2 million in the fourth quarter of 2009.  Revenue performance reflected the growth of 31 comparable stores, which are stores that have been open for at least one year before the beginning of the comparison period, or by October 1, 2009, as well as sales from the opening of 12 new stores since October 1, 2009.  Same-store sales were approximately $73.3 million in the fourth quarter of 2010, an increase of 8.7% from $67.4 million in the fourth quarter of 2009.The 12 new stores opened since October 1, 2009 generated approximately $12.5 million in the fourth quarter of 2010.

Gross profit increased 18.6% year over year to $15.4 million, compared to $13.0 million in the prior year period.  Gross profit for the fourth quarter of 2010 was 18.0%, compared to 17.8% for the fourth quarter of 2009.  The increase in gross profit was primarily attributable to the increase in net sales over the prior year period as well as the new distribution center which enabled the Company to purchase larger orders from vendors at lower prices and thus reduces cost of goods sold.

Operating expenses increased 31.3% to $12.7 million compared to $9.7 million in the prior year period.

This was primarily a result of additional salary, rent and utility expenses, the hiring of more employees, and other operating costs related to the Company’s increased store count over the past year.

Operating income was $2.8 million, or 3.2% of sales, from $3.4 million, or 4.6% of total sales, in the fourth quarter of 2009 and $1.4 million, or 2.1% of sales in the third quarter of 2010.

Fourth quarter 2010 net income was approximately $2.4 million, or $0.06 per diluted share, compared with $12.1 million, or $0.33 per diluted share, for the same period in 2009. Excluding changes in the fair value of warrants, adjusted net income for the three months ended December 31, 2010 was $2.4 million, or $0.06 per diluted share, compared to $2.6 million, or $0.07 per diluted share, in the period prior year.

As of December 31, 2010, the Company had $17.5 million in unrestricted cash, compared to $45.9 million as of December 31, 2009 and no debt or bank loans.

As of December 31, 2010, the Company operated 43 stores totaling 205,976 sq. meters compared to 36 stores totaling 161,215 sq. meters in the prior year period.  The Company opened 5 new store locations in the fourth quarter of 2010.

Full Year 2010 Financial Results

Net sales increased by $50.8 million, or 20.5%, to $298.4 million for fiscal 2010 from $247.6 million for fiscal 2009.  27 comparable stores opened for at least one year before the beginning of the comparison period, or by January 1, 2009, generated approximately $227.5 million in sales in 2010, a 9.7% increase compared to $207.4 million in sales in 2009.  New store sales increased, reflecting the opening of 16 new stores since January 1, 2009.  Nine stores opened in 2010 generating approximately $14.7 million for fiscal 2010, and seven stores opened in 2009 generated $51.3 million in fiscal 2010.

Gross profit increased by $9.3 million, or 21.2%, to $52.9 million, or 17.7% of net sales, in fiscal 2010 from $43.6 million, or 17.6% of net sales, in fiscal 2009. The change in gross profit was primarily attributable to the increase in full year net sales

Selling expenses increased by $8.0 million, or 33.0%, to $32.3 million, or 10.8% of net sales, in fiscal 2010 from $24.3 million, or 9.8% of net sales, in fiscal 2009. The change in selling expense was mainly due to increase in labor costs, depreciation, rent expense, and utilities and other operating costs for fiscal 2010 compared with fiscal 2009 primarily due to support of an increase in store count. In particular, labor costs increased by $2.8 million or 35.5%, to $10.8 million in fiscal 2010 from $8.0 million in fiscal 2009.  Depreciation increased by $0.9 million, or 35.8% in fiscal 2010, to $3.4 million from $2.5 million in fiscal 2009. Rent expenses increased by $2.9 million, or 255.3%, to $4.0 million in fiscal 2010 from $1.1 million in fiscal 2009. Utilities increased by $1.0 million, or 30.3%, to $4.4 million in fiscal 2010 from $3.4 million in fiscal 2009.

General and administrative expenses increased by $3.4 million to $8.2 million, or 2.7% of net sales, in fiscal 2010 from $4.8 million, or 1.9% of net sales, in fiscal 2009. The increase was mainly due to the fact that the Company continued to strengthen its work force by hiring new employees, training and providing higher compensation to managerial staff.

Net Income was $17.4 million, or $0.44 per diluted share, in fiscal 2010 compared to a net loss of $24.6 million, or ($1.13) per diluted share, in fiscal 2009.  Excluding changes in the fair value of warrants, adjusted net income for fiscal 2010 decreased 11.3% to $9.6 million, or $0.24 per diluted share, from $10.8 million, or $0.34 per diluted share for fiscal 2009.

The number of weighted average shares outstanding used in the computation of diluted EPS increased 80.0% to 39.4 million in fiscal 2010 from 21.9 million in fiscal 2009. Excluding changes in the fair value of warrants, the number of weighted average shares outstanding used in the computation of diluted EPS increased 23.5% to 39.4 million shares in fiscal 2010 from 31.9 million shares in fiscal 2009.

Conference Call

The Company will conduct a conference call to discuss its fourth quarter 2010 results on Wednesday, March 31, 2011 at 8:30 am ET. Listeners may access the call by dialing #1-719-457-2605. To listen to the live webcast of the event, please go to http://www.viavid.net.  Listeners may access the call replay, which will be available through April 7th, by dialing #1-858-384-5517; conference ID: 5288532.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233

(Financial Tables on Following Pages)
QKL STORES INC. AND SUBSIDIARIES
Income Statements

	Years Ended December 31,
	2010	2009

Net sales	$298,399,394	$247,594,272
Cost of sales	245,548,576	203,994,809
Gross profit	52,850,818	43,599,463

Operating expenses:
Selling expenses	32,348,721	24,324,848
General and administrative expenses	8,151,742	4,802,262
Total operating expenses	40,500,463	29,127,110

Income from operations	12,350,355	14,472,353

Non-operating income(expense):
Other income (expenses)	-	(14,253)
(Increase) decrease in fair value of warrants	7,801,649	(35,492,017)
Interest income	670,245	222,007
Interest expense	(10,469)	(23,734)
Total non-operating income (loss)	8,461,425	(35,307,997)

Income (loss) before income tax	20,811,780	(20,835,644)

Income taxes	3,381,216	3,807,794

Net income (loss)	$17,430,564	$(24,643,438)

Weighted average number of shares outstanding:
Basic	29,670,468	21,885,423
Diluted	39,411,282	21,885,423

Earnings (loss) per share
Basic	$0.59	$(1.13)
Diluted	$0.44	$(1.13)

QKL STORES INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2010	December 31, 2009

ASSETS
Cash	$17,460,034	$45,912,798
Restricted cash	77,205	181,836
Accounts receivable	167,509	283,929
Inventories	44,467,265	24,691,156
Other receivables	28,236,397	13,980,572
Prepaid expenses	5,088,825	2,993,191
Advances to suppliers	3,740,327	2,965,139
Deferred income tax assets	508,617	417,788

Total current assets	99,746,179	91,426,409
Property, plant equipment, net	24,792,149	29,402,630
Land use rights, net	748,533	753,226
Goodwill	43,863,929	19,280,509
Other assets	467,927	408,391

Total assets	$169,618,717	$141,271,165

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	38,944,917	29,244,923
Cash card and coupon liabilities	10,814,546	7,721,630
Customer deposits received	1,495,059	3,862,890
Accrued expenses and other payables	9,883,282	6,656,089
Income taxes payable	2,365,931	1,154,229

Total current liabilities	63,503,735	48,639,761
Warrant liabilities	-	44,304,034

Total liabilities	63,503,735	92,943,795

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000, shares, issued and outstanding 29,743,811 and 29,475,983 at December 31, 2010 and December 31, 2009, respectively	29,744	29,476
Series A convertible preferred stock, par value $0.01, 10,000,000 shares authorized, 7,295,382 and 7,548,346 shares outstanding at December 31, 2010 and 2009, respectively	72,953	75,483
Additional paid-in capital	90,710,619	53,191,217
Retained earnings – appropriated	6,012,675	4,913,072
Retained earnings (accumulated deficit)	2,094,850	(14,236,111)
Accumulated other comprehensive income	7,194,141	4,354,233

Total stockholders’ equity	106,114,982	48,327,370

Total liabilities and stockholders’ equity	$169,618,717	$141,271,165

QKL STORES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$17,430,564	$(24,643,438)
Depreciation-property, plant and equipment	4,858,011	2,721,636
Amortization	28,294	27,967
Deferred income tax	(77,850)	(416,944)
Loss on disposal of property, plant and equipment	180,304	36,938
Share-based compensation	1,014,755	-
Change in fair value of warrants	(7,801,649)	35,492,017
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	125,240	512,692
Inventories	(19,009,023)	(10,047,537)
Other receivables	(13,821,470)	(9,749,527)
Prepaid expenses	(2,038,694)	(327,811)
Advances to suppliers	(2,043,610)	1,686,988
Accounts payable	8,791,436	7,829,738
Cash card and coupon liabilities	2,853,026	3,834,412
Customer deposits received	(2,487,840)	944,028
Accrued expenses and other payables	1,748,832	3,069,863
Income taxes payable	1,175,844	(104,692)
Net cash provided by operating activities	(9,073,830)	10,866,330

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,618,288)	(19,566,327)
Acquisition of business, net	(23,984,428)	-
Refund of office building purchase	11,343,373	-
Sales proceeds of fixed assets disposal	11,533	-
Decrease of restricted cash	104,631	111,313
Net cash used in investing activities	(21,143,179)	(19,455,014)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Common stock	-	37,406,389
Repayment of bank loan	-	(2,195,872)
Net cash provided by financing activities	-	35,210,517

Net increase in cash	(30,217,009)	26,621,833

Effect of foreign currency translation	1,764,245	5,944

Cash at beginning of period	45,912,798	19,285,021
Cash at end of period	$17,460,034	$45,912,798

Supplemental disclosures of cash flow information:
Interest received	206,003	222,007
Interest paid	10,469	23,734
Income taxes paid	$2,260,343	$4,120,045

QKL STORES INC. AND SUBSIDIARIES
Income Statements

	Three Months ended December 31, 2010	Three Months ended December 31, 2009

Net sales	$85,823,938	$73,184,213
Cost of sales	70,388,146	60,171,683
Gross profit	15,435,792	13,012,530

Operating expenses:
Selling expenses	10,547,065	8,068,950
General and administrative expenses	2,129,623	1,585,004
Total operating expenses	12,676,688	9,653,954

Income from operations	2,759,104	3,358,576

Non-operating income(expense):
Other income (expenses)	-	(14,253)
(Increase) decrease in fair value of warrants	-	9,558,621)
Interest income	160,030	33,559
Interest expense	(53)	(2,934)
Total non-operating income	159,977	9,574,994

Income before income tax	2,919,081	12,933,569

Income taxes	515,602	821,195

Net income	$2,403,479	$12,112,374)

Weighted average number of shares outstanding:
Basic	29,738,659	24,858,989
Diluted	37,694,475	36,254,460

Earnings (loss) per share
Basic	$0.08	$0.49
Diluted	$0.06	$0.33